Exhibit No. 99.2

FOR IMMEDIATE RELEASE

Contact:	Michael Trevino Media Relations (847) 402-5600

Allstate Announces New Stock Repurchase Program

NORTHBROOK, Ill., Sept. 17, 2001 — The Allstate Corporation (NYSE: ALL) announced that today it will begin a new $500 million share repurchase program. The program is to be completed by the end of 2002.

The previous buyback program was a $2 billion program that was completed on Sept. 5, 2001.

"This decision is a further demonstration of our confidence in the company's strategies and direction, and our strong commitment to maximizing shareholder value," said chairman, president, CEO Edward M. Liddy.

The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate®" slogan, Allstate provides insurance products to more than 14 million households and has approximately 13,000 exclusive agents in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800-Allstate. EncompassSM and DeerbrookSM Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life insurance, retirement and investment products, through Allstate agents, workplace marketing, independent agents, banks and securities firms.